Exhibit 5.1

330 North Wabash Avenue Suite 2800 Chicago, Illinois 60611 Tel: +1.312.876.7700 Fax: +1.312.993.9767 www.lw.com

FIRM / AFFILIATE OFFICES
February 24, 2017 Integra LifeSciences Holdings Corporation 311 Enterprise Drive Plainsboro, New Jersey 08536	Barcelona Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New York Orange County Paris Riyadh Rome San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re:	Registration Statement on Form S-8 with respect to 65,804 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company”), in connection with the registration of up to 65,804 shares of common stock, par value $0.01 per share (the “Shares”), issuable pursuant to the Integra LifeSciences Holdings Corporation Third Amended and Restated 2003 Equity Incentive Plan (the “Plan”). The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on February 24, 2017 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or any related prospectus, other than as expressly stated herein with respect to the issuance of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Plan, assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the

February 24, 2017

requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP